Delta Apparel Reports FY13 Fourth Quarter and Year-End Results
Marks Ten Consecutive Years of Record Sales
The Company Changes Fiscal Year-End to September for Subsequent Years

GREENVILLE, SC-August 28, 2013-Delta Apparel, Inc. (NYSE MKT: DLA) today reported that net sales for the fiscal year ended June 29, 2013 increased to $490.5 million from $489.9 million in fiscal 2012, marking the Company's tenth consecutive year of record sales. Net income for fiscal 2013 was $9.2 million, or $1.08 per diluted share, compared with a net loss in fiscal 2012 of $2.4 million, or $0.29 loss per diluted share. The net loss in fiscal 2012 was primarily due to the previously disclosed 2012 second quarter inventory markdown in the Company's basics segment, which was necessitated by unprecedented, record-high cotton costs.

Strong net sales gains in the Company's basics segment along with similar growth in the Company's Junkfood, The Game and Art Gun businesses drove the record revenue for the year. These gains were somewhat offset by softness in the Soffe business that continued through the fiscal year. In addition to the Company's record high consolidated revenue, improved margins across most business units drove the net income gains for fiscal 2013.

For the fiscal 2013 fourth quarter, net sales were $133.6 million compared to $135.4 million for the comparable 2012 quarter. Net income for the 2013 fourth quarter was $4.0 million, or $0.48 per diluted share, compared to $4.8 million, or $0.55 per diluted share, in the 2012 fourth quarter. While operating profit for fourth quarter 2013 was higher than that of the comparable 2012 period, net income was negatively impacted by a less favorable tax treatment in the 2013 period.

All of the Company's business units other than Soffe experienced revenue growth for both the full year and fourth quarter. Excluding Soffe, higher unit sales in both the branded and basics segments were somewhat offset by lower average selling prices.

Branded Segment Review
All of the Company's branded segment businesses other than Soffe experienced strong sales growth during fiscal 2013; however, the 12% increase in combined sales for Junkfood, The Game and Art Gun was offset by a 24% sales decline in the Soffe business. As such, fiscal 2013 branded segment sales declined to $219.6 million from $235.2 million in fiscal 2012. Art Gun continued its rapid growth with a 94% increase in sales. The Game posted an 11% revenue increase, driven primarily by rapid growth in the Salt Life product line, which experienced nearly 50% sales growth in fiscal 2013. The popular Junkfood brand grew sales 8% as it expanded its professional sports product line. All three of these businesses also expanded gross margins in fiscal 2013.

For the fourth quarter, branded segment sales totaled $55.5 million versus $57.9 million in the 2012 fourth quarter. The double digit sales increases posted by The Game, Junkfood and Art Gun in the fourth quarter were more than offset by the previously mentioned softness that continued in the Soffe business.

Basics Segment Review
Strong unit sales growth in both Delta Catalog and FunTees resulted in a 6.3% net sales increase in the basics segment, which reached $270.9 million compared to $254.7 million in fiscal 2012. A 14% gain in unit sales for the segment was offset by lower average selling prices. Gross margins in both businesses were significantly improved in fiscal 2013 due primarily to improved manufacturing performance.

Net sales for the basics segment in the 2013 fourth quarter were up slightly to $78.0 million compared with $77.5 million in the 2012 fourth quarter. Both the Delta Catalog and FunTees businesses contributed to the sales increase while also expanding gross margins.

Robert W. Humphreys, Delta Apparel's Chairman and Chief Executive Officer, commented that the strategies Delta has executed over the past eighteen months are paying off in greater unit sales and improved margins, which are having the anticipated positive effect on net income. “We're pleased that the strong performance of nearly all of our businesses has more than offset the weakness in Soffe, which has not yet turned the corner.”

“In that regard, we have implemented significant measures to improve Soffe's unit sales and margins, and to bring its financial results in line with the performance of our other businesses. We have made some important changes in Soffe's key management to lead the efforts in rebuilding the brand. We are already receiving positive feedback from customers on Soffe's spring 2014 product offerings, and are hopeful this will equate to growth in the back half of fiscal 2014. We have modernized Soffe's screen print operations, closed its Wendell, North Carolina decoration facility, and consolidated those operations within the Fayetteville printing facility. We have also taken additional measures to reduce SG&A costs at Soffe. We believe these and other initiatives that we will take over the next few quarters will return Soffe to profitability in fiscal 2014.”

“We continue to improve our other businesses as well. We have consolidated our bookstore business into The Game, integrating the merchandising, selling and administrative functions along with the decoration and retail packaging operations. We also moved our FunTees print development offshore and have expanded our El Salvador printing operations. In addition, we completed the conversion of the FunTees ERP system onto the Catalog platform, which has streamlined operations, consolidated administrative functions, and reduced costs.”

“Earlier today we announced the acquisition of the Salt Life brand. This acquisition furthers our strategy of building lifestyle brands that can take advantage of our creative capabilities, vertical manufacturing platform and international sourcing competencies. With Salt Life on board and operating as a division of To The Game, we can fully benefit from its popularity and rapid growth potential.”

“Finally, we are changing our fiscal year-end from June to September in order to better align the Company's planning, financial and reporting functions with the seasonality of our business. This, we believe, will provide investors with more timely information that better reflects the operations of the business,” Mr. Humphreys said.

The Company's fiscal year will end on the Saturday closest to September 30. In connection with the change, the Company will have a three-month bridge period that will end on September 28, 2013, and its fiscal year 2014 will then begin on September 29, 2013 and end on September 27, 2014.

Fiscal 2014 Guidance
For the three-month bridge period ending September 28, 2013, the Company anticipates sales will be in the range of $130 million to $132 million, with earnings per diluted share expected to be in the range of $0.30 to $0.35. The earnings per share guidance is net of approximately $0.14 per share for one-time costs, comprising $0.11 related to the Wendell facility closing and $0.03 related to the Salt Life acquisition.

For the full fiscal year ending September 27, 2014, the Company expects revenue to be in the range of $500 million to $510 million and earnings to be between $2.00 and $2.10 per diluted share.

Conference Call
The Company will hold a conference call with senior management to discuss these financial results at 4:30 p.m. ET today. The Company invites you to join the call by dialing 888-364-3108. If calling from outside the United States, dial 719-457-2648. Use confirmation number 1132720. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through September 28, 2013. To access the telephone replay, participants should dial toll-free 877-870-5176. International callers can dial 858-384-5517. The access code for the replay is 1132720.

About Delta Apparel, Inc.
Delta Apparel, Inc., along with its operating subsidiaries, M. J. Soffe, LLC, Junkfood Clothing Company, To The Game, LLC and Art Gun, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of lifestyle basic and branded activewear apparel and headwear. The Company specializes in selling casual and athletic products across distribution tiers, including specialty stores, boutiques, department stores, mid-tier and mass chains, college bookstores and the U.S. military. The Company's products are made available direct-to-consumer on its websites at www.soffe.com, www.junkfoodclothing.com, www.saltlife.com and www.deltaapparel.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,000 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward Looking Statements
Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the volatility and uncertainty of cotton and other raw material prices; the general U.S. and international economic conditions; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; the competitive conditions in the apparel and textile industries; our ability to predict or react to changing consumer preferences or trends; pricing pressures and the implementation of cost reduction strategies; changes in the economic, political and social stability of our offshore locations; our ability to retain key management; the effect of unseasonable weather conditions on purchases of our products; significant changes in our effective tax rate; restrictions on our ability to borrow capital or service our indebtedness; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the ability to grow, achieve synergies and realize the expected profitability of recent acquisitions; the volatility and uncertainty of energy and fuel prices; material disruptions in our information systems related to our business operations; data security or privacy breaches; significant interruptions within our distribution network; changes in or our ability to comply with safety, health and environmental regulations; significant litigation in either domestic or international jurisdictions; the ability to protect our trademarks and other intellectual property; the ability to obtain and renew our significant license agreements; the impairment of acquired intangible assets; changes in e-commerce laws and regulations; changes to international trade regulations; changes in employment laws or regulations or our relationship with our employees; cost increases and reduction in future profitability due to recent healthcare legislation; foreign currency exchange rate fluctuations; violations of manufacturing or employee safety standards, labor laws, or unethical business practices by our suppliers and independent contractors; the illiquidity of our shares; price volatility in our shares and the general volatility of the stock market; and the costs required to comply with the regulatory landscape regarding public company governance and disclosure; and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. Further, any forward-looking statements are made only as of the date of this press release and we do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

Tables Follow

Company Contact:
Deborah Merrill
Chief Financial Officer
(864) 232-5200 x6620

Investor Relations Contact:
Sally Wallick, CFA
(404) 806-1398
investor.relations@deltaapparel.com

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
	Three Months Ended		Twelve Months Ended

	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012

Net Sales	$133,567	$135,373	$490,523	$489,923
Cost of Goods Sold	105,081	108,238	381,014	406,200
Gross Profit	28,486	27,135	109,509	83,723

Selling, General and Administrative	23,502	22,971	94,944	89,972
Other Expense (Income), Net	327	(48)	662	(28)
Operating Income (Loss)	4,657	4,212	13,903	(6,221)

Interest Expense, Net	1,019	1,230	3,997	4,132

Earnings (Loss) Before (Benefit from) Provision for Income Taxes	3,638	2,982	9,906	(10,353)

(Benefit from) Provision for Income Taxes	(330)	(1,831)	722	(7,907)

Net Earnings (Loss)	$3,968	$4,813	$9,184	$(2,446)

Weighted Average Shares Outstanding
Basic	8,070	8,447	8,234	8,453
Diluted	8,322	8,682	8,486	8,453

Net Earnings (Loss) per Common Share
Basic	$0.49	$0.57	$1.12	$(0.29)
Diluted	$0.48	$0.55	$1.08	$(0.29)

Current Assets		June 29, 2013	June 30, 2012
Cash		$598	$467
Receivables, Net		74,827	73,856
Income Tax Receivable		2,238	8,796
Inventories, Net		159,514	161,633
Prepaids and Other Assets		4,129	3,770
Deferred Income Taxes		4,556	4,964
Total Current Assets		245,862	253,486

Noncurrent Assets
Property, Plant & Equipment, Net		39,446	39,425
Goodwill and Other Intangibles, Net		23,002	23,609
Other Noncurrent Assets		3,600	3,874
Total Noncurrent Assets		66,048	66,908

Total Assets		$311,910	$320,394

Current Liabilities
Accounts Payable and Accrued Expenses		$68,898	$62,928
Current Portion of Long-Term Debt		3,529	3,529
Total Current Liabilities		72,427	66,457

Noncurrent Liabilities
Long-Term Debt		94,763	110,949
Deferred Income Taxes		3,571	3,803
Other Noncurrent Liabilities		83	218
Total Noncurrent Liabilities		98,417	114,970

Shareholders' Equity		141,066	138,967

Total Liabilities and Shareholders' Equity		$311,910	$320,394